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                                                                    EXHIBIT 3.47

                            CERTIFICATE OF FORMATION

                                       OF

                      TVL BROADCASTING OF RHODE ISLAND, LLC

         This certificate of formation of TVL Broadcasting of Rhode Island, LLC (the "LLC") has been duly executed and is being filed in accordance with Section 18-201 of the Delaware Limited Liability Company Act.

         1. The name of the limited liability company is TVL Broadcasting of Rhode Island, LLC.

         2. The address of the initial registered office of the LLC in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808; and the name of its registered agent of the LLC in the State of Delaware is the Corporation Service Company.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of TVL Broadcasting of Rhode Island, LLC as of July 29, 2002.

                                 STC BROADCASTING, INC., the Sole Managing
                                 Member of TVL Broadcasting of Rhode Island, LLC

                                 By: /s/ Denise M. Parent
                                     Denise M. Parent
                                     Vice President - Deputy General Counsel